Exhibit 99.1

Green Plains Partners to Sell Ethanol Storage Assets to Green Plains Inc.

OMAHA, Neb. Oct. 10, 2018 (GLOBE NEWSWIRE)  Green Plains Partners LP (NASDAQ:GPP) and Green Plains Inc. today announced that it has reached an agreement to sell its storage and transportation assets and transfer railcar leases associated with the Lakota, Iowa, Bluffton, Ind. and Riga, Mich. ethanol facilities to Green Plains Inc. for $120.9 million. These three plants account for 280 million gallons of nameplate capacity, or approximately 20% of Green Plains Inc.’s reported ethanol production capacity. In addition, approximately 525 of the 3,500 railcars managed by Green Plains Partners are anticipated to be conveyed to Green Plains Inc. Green Plains Partners will receive 8.9 million units owned by Green Plains Inc. as payment for the transaction and has also entered into an amendment with Green Plains Trade Group LLC to extend the Ethanol Storage and Throughput Agreement for three years.

“As we indicated in May, our goal was to maintain our distribution and coverage ratio from any Green Plains Inc. divestment transactions and we did not want it to be dilutive to the Partnership,” said Todd Becker, president and chief executive officer of Green Plains Partners. “While we anticipate a reduction in cash flow to the Partnership of approximately $14.6 million, the reduction in units owned by Green Plains Inc. decreases the future distributions payable by approximately $17 million based on the current $1.90 per unit annual distribution, making this transaction accretive to the Partnership unitholders. The Partnership is in a solid position to grow with availability under its credit facility and a renewed focus on expanding our footprint in the terminal business.”

The quarterly minimum volume commitment associated with the storage and throughput services agreement will be 235.7 million gallons or, approximately 80% of the new Green Plains Inc. annual production capacity of 1.183 billion gallons. In addition, the Partnership and Green Plains Inc. agreed to extend the storage and throughput services agreement an additional three years through June 30, 2028.

The transaction is anticipated to close during the fourth quarter of 2018 in conjunction with the completion of the Green Plains Inc. ethanol asset sale. The purchase agreement is subject to customary closing conditions and regulatory approvals.

The terms of this transaction were approved by the board of directors of the general partner and the board of directors’ conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore to act as its independent financial advisor and Baker Botts to act as its legal counsel.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. (NASDAQ:GPRE) to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the sale of ethanol storage assets and risks discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor & Media Relations, Green Plains Partners 402.884.8700